EXHIBIT 99.1

Contacts:

Investors		Media
EVC Group		EVC Group
Douglas Sherk,	(415) 896-6820	Chris Toth
Jennifer Beugelmans,	(415) 896-6820	(415) 896-6820

FOR IMMEDIATE RELEASE

PHARSIGHT REPORTS RECORD QUARTERLY PROFIT

Fiscal 2005 Third Quarter Basic EPS of $0.07 and Diluted EPS of $0.05, Highest In Company’s History

Revenue Up 41% Year-Over-Year

Company Reiterates Guidance

MOUNTAIN VIEW, Calif., Jan. 27, 2005 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its third quarter of fiscal year 2005, ended December 31, 2004. For the third quarter, revenue was $6.5 million, an increase of 41% compared with revenue of $4.6 million in the third quarter of fiscal year 2004. Net income was $1.4 million in the third quarter of fiscal 2005 compared with a net loss of $327,000 for the same period in the prior fiscal year.

Net income attributable to common stockholders was $1.3 million compared with a net loss attributable to common stockholders of $472,000 in the third quarter of the prior fiscal year. Basic earnings per share attributable to common stockholders were $0.07 and diluted earnings per share attributable to common stockholders were $0.05 in the third quarter of fiscal 2005. This compares with a basic and diluted net loss per share attributable to common stockholders of $0.02 in the third quarter of the prior fiscal year.

Gross margin improved year-over-year to 70% in the third quarter of fiscal 2005, compared with a gross margin of 55% reported for the third quarter of fiscal 2004.

“This has been a very strong quarter for us, including record profitability and the successful execution of our business strategies in both our software products as well as our consulting division,” said Shawn M. O’Connor, president and chief executive officer. “As a result, we have achieved our seventh consecutive quarter of year-over-year revenue growth, which included growth in both our software product and strategic consulting revenues. With the continued execution of our business strategy to gain more mindshare for our proprietary products, services and methodology, we have seen the strength of our financial model come to life. Our gross margins have continued to grow, and during the quarter reached 70%, which is an all-time high during the Company’s 10 year history. This strong growth is a result of the continuing increase of software license revenues, which carry a higher gross margin, as a percentage of our total revenues. Of particular importance was the acceptance of our implementation of a large PKS deployment by one of the top 10 pharmaceutical companies, which was valued at more than $1 million. The completion of this core implementation, which began approximately one year ago, allowed us to recognize associated revenues that contributed very positively to our revenue and gross margin growth during the fiscal third quarter.”

Software Product Highlights

During the fiscal third quarter Pharsight announced the release of its new Drug Model Explorer™ Web Server (DMX™), which provides key functionality for drug modeling and simulation. This enterprise solution is an exciting new web-based tool that allows clinical development teams to communicate, present and exchange information quickly and efficiently across the enterprise. DMX provides users with the ability to quickly model and simulate various scenarios related to clinical profiles and provides drug development teams and decision makers with critical access to results.

During the quarter the Company reached an agreement with Pfizer to license DMX to more than 200 Pfizer end users. Prior to the execution of this agreement, Pfizer had utilized the functionality of the desktop version of DMX in a recent meeting with the FDA, which elicited positive responses from the meeting participants. “We are encouraged that we have begun to have some success in cross-selling our technology solutions and our consulting services,” continued Mr. O’Connor. “The agreement with Pfizer is an impressive example of this success. A longstanding client of our strategic consulting services team, in the third quarter Pfizer became our first DMX web-server customer.”

The Company also achieved other significant milestones in the software unit, including acceptance by one of the largest top ten pharmaceutical companies in the world, of a PKS implementation and the Company’s subsequent initiation of recognition of associated revenue. This well known pharmaceutical company, which has been a WinNonlin customer since 1998, deployed 200 PKS seats, purchased 100 seats of PKS Reporter™ and upgraded its existing WinNonlin licenses. This customer chose to implement Pharsight’s technology because of the desire to more efficiently and securely manage its PK/PD data across its enterprise. Pharsight’s PKS implementation was able to offer the customer a flexible and reliable infrastructure to accomplish their objectives and provided them with key additional functionality including the ability to easily create important regulatory and internal reports from data harvested from both PKS and WinNonlin.

In addition, Pharsight hosted its first inaugural PKS User Group Meeting during the quarter, which was attended by several of the top 15 pharmaceutical companies. This well-attended event provided a forum for pharmaceutical and biotechnology companies to discuss critical drug development and decision-making processes. Current PKS users were able to share the benefits gained by their companies as a result of the functionality provided by the PKS application.

“We are committed to remaining at the forefront of software technology for quantitative-based modeling and simulation products,” continued Mr. O’Connor. “In early fiscal year 2006, which begins on April 1, we have plans to release additional value-added updates, including WinNonlin® 5.0 and PKS 3.0, which will augment the WinNonlin modeling engine, support more robust workflow and integration and provide numerous other performance enhancements for the PKS product. All of this additional functionality is designed to further enable our clients’ development abilities. We believe that these planned updates combined with our recent releases for Trial Simulator™ and DMX products and our sponsorship of events like the PKS User Group Meeting, demonstrate our commitment to developing software and services that are highly relevant to our clients’ emerging needs.”

During the quarter the Company appointed Daniel Weiner, Ph.D. as the Senior Vice President of its Software Business Unit. Dr. Weiner has extensive drug development experience and has served as an expert consultant to the U.S. Food and Drug Administration (FDA) on pharmacokinetic modeling and bioequivalence assessment. In addition, as announced early in the fiscal third quarter, Pharsight further strengthened its software development team by appointing Robert H. Leary, Ph.D., an expert in mathematical and computational modeling, as a senior member of its modeling and simulation engine development team.

Strategic Consulting Services Highlights

Pharsight signed three significant drug development consulting agreements in the third quarter with large, global organizations, considered to be leaders in their respective fields. In addition, Drs. R. Russell Wada and William R. Gillespie, both vice presidents in Pharsight’s Drug Development Consulting division, were invited by the FDA to participate on behalf of Pharsight, in a series of lectures to contribute to the FDA’s Critical Path Initiative. One focus of the Critical Path Initiative is to improve the productivity of the drug development process by applying novel approaches to assessing the safety and effectiveness of potential new pharmaceuticals.

“On the consulting side of our business, our success was highlighted by three significant agreements with H. Hoffman-La Roche, Cephalon, Inc. and Daiichi Medical Research, Inc., leaders within the prescription drug, biopharmaceutical and clinical development markets respectively,” continued Mr. O’Connor. “In addition, during the fiscal third quarter, our top scientific consultants were invited to present to various key personnel at the FDA regarding the Agency’s Critical Path Initiative, which is focused on improving the overall productivity of the drug development process. This invitation was a critical accomplishment for our consulting practice as it demonstrates the mindshare that our methodology is continuing to build.

“We believe that as the FDA and other key opinion leaders seek out innovative technologies and approaches to create efficiencies in drug development, we will see increased interest in quantitative modeling and simulation, which is our area of expertise,” continued Mr. O’Connor. “It is our belief that this interest will allow us to continue to grow our customer base to include companies outside of the world’s largest pharmaceutical development companies, which have been our traditional customers.”

For access to the Pharsight presentations given during the FDA Critical Path Initiative meetings, please log onto http://www.fda.gov/oc/initiatives/criticalpath/stanski/stanski.html.

Cash & Liquidity

During the third fiscal quarter of 2005, Pharsight achieved positive quarterly cash flow and increased its cash and cash equivalents position to $8.8 million from $7.8 million reported for the second quarter of fiscal 2005. Pharsight had $10 million in cash and cash equivalents at the end of fiscal year 2004 which ended March 31, 2004.

“During the quarter, we achieved positive quarterly cash flow, which was in line with our internal forecasts to reach a positive cash flow position for the full fiscal year. As we have previously disclosed, the cash flow in individual quarters may fluctuate based upon timing of and completion of large software installations and strategic consulting projects,” said Cynthia Stephens, senior vice president and chief financial officer.

Guidance

“We are also reiterating our guidance for the full fiscal year 2005 ending March 31, 2005. Revenues are expected to grow 27 to 30% compared with fiscal year 2004, and depending on revenue mix, net income is expected to be between 5 to 10% of total revenue.”

The net income guidance for fiscal 2005 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. The Company’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

While Pharsight expects that over the long-term, revenues and gross margin in its software business will continue to increase in response to customer demand, the revenues and gross margin in individual quarters may fluctuate significantly in the future, based upon timing of completion of large software installations and related revenue recognition.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, Friday, January 28, 2005 at 10 a.m. Pacific Time to discuss the Company’s fiscal third quarter results, outlook for fiscal year 2005 and current corporate developments. The dial-in number for the conference call is 800-218-8862 for domestic participants and 303-262-2130 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the Investor Relations icon. The webcast can then be accessed under the Financial Events section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight on Friday, February 4, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay callers should use passcode 11021051#.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

Safe Harbor

The statements regarding opportunities to leverage our financial model, our market position, potential increases in our revenue, customer base and market interest in our solutions, and with respect to our revenue and net income guidance for the fiscal year ending March 31, 2005 in this press release may be considered forward-looking statements. Actual releases of future versions of our software, including any new features and/or functionality that may be included therein, will be on a when-and-if available basis only, and whether any new version will actually be made available remains at the sole discretion of Pharsight. Pharsight is under no obligation whatsoever to release any new versions of its software at any time. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, and the failure of the market for Pharsight’s products and services to develop as expected, or for new customers beyond large pharmaceutical customers, who form a large component of the Company’s client base, to adopt the Company’s solutions. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 12, 2004. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight is a registered trademark of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31,
	2004	2003	2004	2003
Revenues:
License and renewal	$3,571	$1,899	$7,951	$5,484
Services	2,891	2,684	8,617	6,843

Total revenues	6,462	4,583	16,568	12,327

Cost of revenues	1,948	2,084	5,606	5,635

Gross margin	4,514	2,499	10,962	6,692

Operating expenses:
Research and development	750	680	2,176	2,168
Sales and marketing	1,067	977	3,083	3,007
General and administrative	1,207	1,072	3,592	3,448
Amortization of deferred stock compensation	—	42	—	159

Total operating expenses	3,024	2,771	8,851	8,782

Income (loss) from operations	1,490	(272)	2,111	(2,090)

Other expense, net	(33)	(41)	(117)	(146)

Income (loss) before income taxes	1,457	(313)	1,994	(2,236)
Provision for income taxes	(46)	(14)	(68)	(69)

Net income (loss)	1,411	(327)	1,926	(2,305)
Preferred stock dividend	(145)	(145)	(465)	(436)
Deemed dividend to preferred stockholders	—	—	—	(339)

Net income (loss) attributable to common stockholders	$1,266	$(472)	$1,461	$(3,080)

Earnings per share attributable to common stockholders:
Basic	$0.07	$(0.02)	$0.08	$(0.16)

Diluted	$0.05	$(0.02)	$0.07	$(0.16)

Shares used to compute earnings per share attributable to common stockholders:
Basic	19,117	19,052	19,088	19,049

Diluted	28,195	19,052	28,282	19,049

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	March 31, 2004
	(unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$8,766	$10,027
Accounts receivable, net	6,393	3,770
Other current assets	566	720

Total current assets	15,725	14,517

Property and equipment, net	565	495
Other assets	294	282

Total assets	$16,584	$15,294

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$674	$407
Accrued expenses	2,671	2,111
Deferred revenue	7,954	7,987
Current portion of notes payable and capital leases	1,875	1,930

Total current liabilities	13,174	12,435

Deferred revenue, long term	144	516
Capital leases and notes payable, less current portion	438	1,094
Redeemable convertible preferred stock	6,266	6,164
Stockholders’ deficit	(3,438)	(4,915)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$16,584	$15,294

*	Derived from the Company’s audited financial statements as of March 31, 2004